UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 3, 2018

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2018, Community Health Systems, Inc. (the “Company”) and its wholly-owned subsidiary CHS/Community Health Systems, Inc. (the “Borrower”) entered into an asset-based loan (ABL) credit agreement (the “ABL Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agents party thereto. Pursuant to the ABL Credit Agreement, the lenders have extended to the Borrower a revolving asset-based loan facility in the maximum aggregate principal amount of $1,000,000,000, subject to borrowing base capacity (the “ABL facility”). The ABL facility includes borrowing capacity available for letters of credit of $50,000,000. The revolving credit commitments under the Borrower’s Credit Agreement dated as of July 25, 2007, as amended and restated as of November 5, 2010, February 2, 2012, January 27, 2014 and March 23, 2018, were reduced to $425,000,000 upon the effectiveness of the ABL facility.

Borrowings under the ABL facility bear interest at a rate per annum equal to an applicable margin, plus, at the Borrower’s option, either (a) a base rate or (b) a LIBOR rate. From and after the end of the second full fiscal quarter after the closing of the ABL facility, the applicable margin under the ABL facility will be determined based on excess availability as a percentage of the maximum commitment amount under the ABL facility at a rate per annum of 1.25%, 1.50% and 1.75% for loans based on the base rate and 2.25%, 2.50% and 2.75% for loans based on the LIBOR rate. From and after the end of the first full fiscal quarter after the closing of the ABL facility, the applicable commitment fee rate under the ABL facility will be determined based on average utilization as a percentage of the maximum commitment amount under the ABL facility at a rate per annum of either 0.50% or 0.625% times the unused portion of the ABL facility.

In addition to paying interest on outstanding principal under the ABL facility, the Borrower is required to pay customary commitment and letter of credit fees.

Principal amounts outstanding under the 5-year ABL facility will be due and payable in full on April 3, 2023. The ABL includes a 91 day springing maturity applicable if more than $250 million in the aggregate principal amount of the Borrower’s 8% senior notes due 2019, Term G loans due 2019, 7.125% senior notes due 2020, Term H loans due 2021, 5.125% senior secured notes due 2021, 6.875% senior notes due 2022 or 6.25% senior secured notes due 2023 or refinancings thereof scheduled to mature or similarly become due on a date prior to April 3, 2023.

The Company and all domestic subsidiaries of the Company that guarantee the Borrower’s other outstanding senior and senior secured indebtedness will guarantee the obligations of the Borrower under the ABL facility. Subject to certain exceptions, all obligations under the ABL facility and the related guarantees are secured by a perfected first-priority security interest in substantially all of the accounts receivable, deposit, collection and other accounts and contract rights, books, records and other instruments related to the foregoing of the Company, the Borrower and the guarantors as well as a perfected junior-priority (in certain cases second lien and in certain cases third lien) security interest in substantially all of the other assets of the Company, the Borrower and the guarantors, subject to customary exceptions and intercreditor arrangements.

The ABL facility contains negative and affirmative covenants, events of default and repayment and prepayment provisions customarily applicable to asset-based credit facilities.

The foregoing summary of the ABL Credit Agreement and the ABL facility and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the ABL Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entering into the ABL Credit Agreement and the ABL facility, the Company repaid in full and terminated its asset-backed securitization (Receivables Facility) under that certain Receivables Loan Agreement, dated as of March 21, 2012 (as amended), among CHS Receivables Funding, LLC, as the borrower, the committed lenders party thereto, the managing agents party thereto, Credit Agricole Corporate and Investment Bank, as administrative agent, the other lenders party thereto and CHSPSC, LLC, as collection agent.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

10.1	ABL Credit Agreement dated as of April 3, 2018, among CHS/Community Health Systems, Inc., as the Borrower, Community Health Systems, Inc., as the Parent, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

Date: April 3, 2018	By:	/s/ Wayne T. Smith
Wayne T. Smith Chairman of the Board and Chief Executive Officer (principal executive officer)